UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)

SRI/Surgical Express, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

78464W104

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP NO. 78464W104	Page 2 of 7

1	NAME OF REPORTING PERSON James T. Boosales
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 27,000
6 SHARED VOTING POWER 776,000
7 SOLE DISPOSITIVE POWER 27,000
8 SHARED DISPOSITIVE POWER 776,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 803,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.4%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 78464W104	Page 3 of 7

1	NAME OF REPORTING PERSON Bonny Boosales
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 776,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 776,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 776,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 78464W104	Page 4 of 7

1	NAME OF REPORTING PERSON Boosales Family Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Colorado

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 776,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 776,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 776,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.0%
12	TYPE OF REPORTING PERSON PN

Item 1.	(a)	Name of Issuer:

SRI/Surgical Express, Inc.

Item 1.	(b)	Address of Issuer’s Principal Executive Offices:

12425 Race Track Road

Tampa, Florida 33626

Item 2.	(a)	Name of Person Filing:

(1) James T. Boosales

(2) Bonny Boosales

(3) Boosales Family Limited Partnership

Item 2.	(b)	Address of Principal Business Office or if None, Residence:

(1) 2145 Glenbrook Close

Palm Harbor, Florida 34683

(2) 2145 Glenbrook Close

Palm Harbor, Florida 34683

(3) 2145 Glenbrook Close

Palm Harbor, Florida 34683

Item 2.	(c)	Citizenship:

(1) United States of America

(2) United States of America

(3) Colorado

Item 2.	(d)	Title of Class of Securities:

Common Stock

Item 2.	(e)	Cusip Number:

78464W104

Item 3.	Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

Not applicable.

Item 4.	Ownership

	(a)		Amount Beneficially Owned (describe):

(1) 803,000*

(2) 776,000**

(3) 776,000

* This amount includes (i) 12,500 shares of Common Stock directly owned by Mr. Boosales, (ii) 14,500 shares of Common Stock issuable on exercise of stock options held by Mr. Boosales that are currently exercisable and (iii) 776,000 shares of Common Stock owned by the Boosales Family Limited Partnership, a Colorado limited partnership, of which James T. Boosales and Bonny Boosales, as tenants by the entireties, act as the general partner.

**This amount includes 776,000 shares of Common Stock owned by the Boosales Family Limited Partnership, a Colorado limited partnership, of which James T. Boosales and Bonny Boosales, as tenants by the entireties, act as the general partner.

	(b)		Percent of Class:

(1) 12.4%

(2) 12.0%

(3) 12.0%

	(c)		Number of shares as to which such person has:

		(1):	(i)	sole power to vote or to direct the vote:

27,000

			(ii)	shared power to vote or to direct the vote:

776,000

			(iii)	sole power to dispose or to direct the disposition of:

27,000

			(iv)	shared power to dispose or to direct the disposition of:

776,000

		(2):	(i)	sole power to vote or to direct the vote:

0

			(ii)	shared power to vote or to direct the vote:

776,000

			(iii)	sole power to dispose or to direct the disposition of:

0

			(iv)	shared power to dispose or to direct the disposition of:

776,000

		(3):	(i)	sole power to vote or to direct the vote:

0

			(ii)	shared power to vote or to direct the vote:

776,000

			(iii)	sole power to dispose or to direct the disposition of:

0

			(iv)	shared power to dispose or to direct the disposition of:

776,000

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008

/s/ James T. Boosales
JAMES T. BOOSALES

/s/ Bonny Boosales
BONNY BOOSALES

BOOSALES FAMILY LIMITED PARTNERSHIP

By: James T. Boosales and Bonny Boosales, as tenants by the entireties, its general partner

/s/ James T. Boosales
JAMES T. BOOSALES

/s/ Bonny Boosales
BONNY BOOSALES